Delaware

':First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF INCORPORATION OF "STRATA CAPITAL CORPORATION" FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2007, AT 3:29 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4471633 8100V

071302958

AUTHENTICATION: 6228444

DATE: 12-11-07

State of .Delaware
Secretary *of* State
Division of Corporations
Delivered 03:29 PM 12/10/2007
FILED 03: 29 PM 12/10/2007
SRV 071302958 - 4471633 FILE

CERTJFICATE OF INCORPORATION
OF
STRATA CAPITAL CORPORATION.

Al{TJCLJ, I
NAME

The. name of the corporn:Jon !>hall he STRATA CA.PJTAL CORPORATION.

ARTICLE 11
PERIOD OF DIJRA TfON

STRATA CAPITAL CORPORATJON, (the *"Corpora1ion "*) shall have perpet1iai existence,

ARTICLE III
1lEGISTEREIJ OFFICE ANl' AGENT

The address or the registeTed office of the Cnrporatio;, in the Stare of Delaware is 108 Vv'esr I :f[1,] s,..re. t, City of Washington, N w Castle County 198().1, The name of the Corporation's n:g: lert':d agent at Lhm address is Bmincs.s Filings Ine-orport:ted. Ehher the registered office or'the rcgJstcred uge:it m.ay be charged in the manner prnviCcd by lnw.

ARTICLE IV
PURPOSE

The purpose fo, which the Corporation is formed is to engage in and to transact any lawfu! business or businesses for which corpora:ions may l::e incorporated pursuant lo the Delaware General Corporation Law, including withoi.:.t limitation any lawful business or businesses similur to that ofa holding company.

ARTICLE V
f'OWERS

in fortheranec of the fcrcg:o!ng purposes the Cmporation s_hall lmvt.: aud may exefcise all oftht"o rights, powers J1d p:-iV1Jcgcs now or hcrcd\cr conferred up<m ct,wpomtions Mgan.ized under Odaware &nera! Corporn1iun Law, as amended. fo addition, it ma:v do everything ncc ·.ssary, suitable or rroper lnward the 2ccnmpasMment ofzcy corporate purpose.

ARTICLES VI
CAPITAL STOCK

The total number of shares of stock v,,'hich the Corporation shall have authority *w* is:<;ue is 508,000,000 of·,shich 500,000,0D0 :shares shall be dosignnted common stock.. par value .0000U: per share and 8,000_.000 shares shaH be deslgnatcd as pn::fen-ed swck, p r value .000001.

Preferred Stock;

The Board of Directors of the Corporation is ve.stcC \-1r-ith the authoTity to de!ennlnc and stnte the designations a:1d preferences, limitations, relative rights. an<l voliig rights, if -any, of each cries by the E1dootion and filing in accordance with Delaware General Corponnlon I,aw, befur tlle i :munce of u,1y shar,;:;s of such series, of an mncndmcnt or amendments 1o thi!. Cerl:ficate of

iTTcorporation determinJ1g lhe terms of such series, which flnendment need not be approved *b:'* thi; stock.holders or th(; ho1 ers of any dass or serie;a, of shares except as provided by law, All sha;es ot prefurred stock ot the same class shalt be ldenticaL

Nu ;IIIIUt! shall be issued without comideratio:i bemg exchange ond it shull thereafter be n0n-assessahle.

The following is a descripf on of ea h class of sk."Ck ofihe Corp::>:ation with preferences, conversion and other rights) re.strictions, voting po-..,·ers, limitations as to distributions, qualifications, and terms and conditions ofr demption ofem:h class:

FIRST: The Common Swck shall l:ave voting rights such that each share of Common Steck du!v authorized, issued and outst.eriding shall eiltitle its ho'.derto one vote.

SECOND: Notwithstanding any provision of the Certificate of Incorporation tv the contn1 1y, the o.ffimrntive \'ote of a mejority of all Totes entitled to *be* Cit.'it on the matter shall be :sufficie11L Yi'.lid and effective, af:tr due au.Lhorit.ulion. approval or advice of such actions by the Board of Directors, as required by Lni,,, to e.pprove and authorize the following acts. of the Corporation:

(i) ill1Y amendment of this Ccrticcau: of Incorporation;

(ii) tee merger of the Corporation into another corporation or the merger of one or more other corporalio;-is into the CorpDradon;

(iii) the sRle_ lease, exchang,t nr other transfrr nfa'I, nr snhstantielly, a.II of the property and sets offhe Corporation, Including its goodwiH and franchises;

(iv) the part'.clpation by the Corporation in :share cxcbange (as cidined in Delaware Generml CorpnrP,tion Г,;:i.w); and

(v) the vo!untaf)' or invoiuntary liquidation, dissolution or winding up of or the revocation of ,my :::.uch prul.'.t:edings relatt:d ι(.ι the CurpuraLiu;1,

THIRD:

The Preferred Stock is herby esta.blbhcd as Serit:s A Prdhred Stock, di:...'iignated "Series A Preferred Stock." The number of sbare.s of Series A Preferred tock s.b:ill be 5,000,000 slia:es, ilf.\d have a par value .000001, The Si?rics A Preferred Stock shares. shall hm1e c;npn--iori1y vnting righ1s equal to 1,000 votes per share. ln the event that suc-h votes do not lolnl 51 _;\) all votes, than ree:i:ird!c<;,<; of the rnwi.-:irms of1his paragraph, in any SUl:h ca'>e, ti votes cast by Series A Preferred Stock shall be equal to 51% of all voles cast at my meeting nf shareholders, or any issue put to the shareholde·rs for voting and the Company may state that any such action was had by rnajlnity H:k of:Jl ha.rdwlders, Fm1hermorc the holders ofScrtc.s A Prcforrcri . hares he,·e ihe right to the majority nf the Directors to the Board Df lh Company and to farther {!mend the Articles oflncorporation to ensure tbe furtherance of the Comp my and 'B operations.

ARTICLE Vil
QUARIJM PIIOTECrIVE PROVISIONS

Quorum. The presence ln person orby proxy vole of the holders of record of a majority o.rtl1e shares of the capital stock of the Corporntion issu<::d a:1d outs!.aoding and entitles to vote thereat

shall constitute a quorum at a!l meetings uf t1le stockho!rlers, except .as otherwise provided by the Delaware G :ieml Corporntion Law, by the Certificate ofiw;;orporntion or by 1..hc Corporntion·s By Laws. lt less than a quorum shall be in attendance at the time for ,.-.,,hich the meeting hal1 have been callcdi tllc meeting nrny be a.djo1Jmed frc)m 1im to time be a majority vote of the :stul.J.liuh.l r.i presenr. or represented without anv notice other than bv announcement that the meeting: untH a quorum shall attend. At any adjourned meeting 0.t 'hich a quorum shall attend, any bustncss may be transacted which mighl have been trnns1 1ctcd i-:'the, meeting had been h::ld *as* miginal1y cJlleC,

ARTICLE VIII
PREEMPTIVE RIGHTS

A shareholder oftbe Corporation shall not be. entitled to a preemptive or prefeJenfial right to purdiase, subscribe for, or otherwise acqdre any unissued or treaSlli)' shares ofsrm:k of the Co.rporation, or any Dptiom. or w: lrrants to pnrchas.e, sub.scribe for o:--othenvise acquire any such uni sued or treasury shares, or any shai-es, bond3, note:,, clcbcnturc.$, or other .sccu !tic."J convertible into or cacying options er warrants to ptirdiasc, s bscrbe foror otherwise a-:quirn any sw.:h uniss ued or treasury shares.

ARTICLE IX
CUMULATIVE VOTING RIGHTS

The shareholders sl1ail not be entitled 10 cumula1ivc voting rights..

ARTICLlcX
llOAlill UF DIRECTORS

The Board of Directors shaU consist: of nol less than one (1) and no more than nine (9) directors. Within !he foregoing limits, :he mm1her ofdirec10rs from tiinc to rime compri5lng 1he emirr board of direc:ors shaU be- fixed by or in the ;nanr,er provided in the BypLaws.

(1} ·i·he Hoard of Directers shall have lhe pov. er to authm-izc the issuance. from time to timi: nf the share.1; of stock of rmy cla,:s, whether now m he1e::1:f:er authorized, or sen1ri1ies t.Xmvertblt: /r1Lo or t"Xcn.;isable for shares ofits :,toel<. of any 1.'ia!> of classes, including options, wOITtmts or rigllts. whether now or hereafter a1-1lhvrized.

(2) The Br,ard of Directors shall hiwe the. power, if authorized by Hie By-Law.s. ID <ksign;He by resolution or resolutions adn_pted by the m<".jority of the Hoard of Oire.ctors, one o:- more committees, each committee to consist of two or more of the directors of the Corporation, whii:h, lO l..he extent pmviUe<1 *i:i* saiJ. re::,o!utions or in the By-Laws of the Corporation and permitted by the Delaware Genera\ Corp::lration Law, shall have :rnd may exercise any or all of the po\',,ers of the Board of Directors in *the-.* management ofthe h1.1slness and affairs of the Corpomtion, ;,.nd s:'1.all ha,.,·c power to authorize tl e seal of 1he Corporation to be affixed to all instrument::. and documents which may require it.

(3) If the By-Laws so provide, 1he Board of Directors shall have the power to hold its meetings, to have an office or offices and, subject lo the provisions of Delaware Genc.rai Corporate. 1..Bsv, m keep the books of the Co.rpomtiun, uul..'iiJe of the State .at such pl,1ce or places as may l'rom time to time be designated by it.

(4) The B_oard of_D!rectors shall have lhc power to borrow vr ralse money, from time to time d w1thc}ut lim1t, and upon any terms, for any purpo:;e; ;,md, subject to the Dela.ware veneral Corporation Law, to authorize the CfC<l.tior1, issuance. as umptio11 or guaran:y of bonds, notes or otter evidences o[indcbledne5s of moncvs borrowed to include therein ucct: ti:ary provisions such «s redemption, conversion or tlmrwise, the Board of irectors, i it sole dis retion, m y determine and to secure the payment of principl c. mlercst or smkmg fund m respect then::ofby mortgage upon, or pledge or, or the rnnveynnce or assignment in tru t of., the whole or a1ly part of the properties, assets Md goodwill of the Corporution then owed or thereafter acquired.

(5) The Board of Directors sh3)] h?.ve the power to adapt, amend and repeal the By-Laws of the Corporation.

Tb: ern.1meratioil and de1.1nition of a particular power of the Board of Directors inciude:d in the foregoing shall in no way be limited or res.tricted by the r fercnce to or inference from the terms of any other clc1u3c of this or 11;1y other article of this. Certificate oflncorporntion, or conslrucd as or deemed by infe1ence: or othenvist: in any rna;rner to exduJe or limit any powers ccnferred upon the. Board of Directors under the laws of the State of D laware now or herca Ji.er in n.m:e.

ARTICLE XI
INUEMNIFICA'I'ION

T1e Coq:orn:ion may:

(A) hdemnify anyone who 1.vas or is party or ls threatened to be made party tu ary threatened, pending, or complete t:.ction, suit, or proceeding, whether civiJ, criminal, administrative, or investigative (olher than an action by or in the right of the CorporJ.1ion), by reason of the fac1:hin be ls or was a director. officer, rmployec, fiduciary or agent oft.he. Corporation or is or \11.-2.5:Serving al the request of the Corporation as director> officer, e::nployee1 fiduClcry or a.gent Dfanother Corporation, partnership, joint ve-nture, trust. or other enterprise, c1g<1iust expenses (including atwmcy fees), judgments, fr:1es and amounts. paid in settlement actually and reasonably i.ncurrerl by himb com:ect'.on \'\'ith such action, su!t1 or proci;:-eding, ifht: a\.,:leJ in 1..•od fiJ.iL1<':.t1C in a manner he reasonably believed to be in the best inlcrcstof the Corpo-rnt.ion and, •"itt re:,;pec-t tu any criminal a<.:tli..:n ur pruat:tiing, haJ no n;asoml bk c(l.U5C to belitvc his conduc.t w s unlawful. The tennin?.ti.on of any such action. suit, or proct:cding by judgmenl, order or settlement, er convictfon or equivalent sh:l!! 11ot ofit<..c:-lf create a presumption that the person did not act in good (ilith □nd in a manner which hi! reasonably be!le,,ed :u b in lhc br;.sl interests of the Corporation and, with respect to any criminal ;ction or proceeding, had reasonable cause to believe hi conduct w,JS unlawful.

Indemnify any person who was or is part)' or i lhreacened to be nu1:dc party to any threatened, pending, *or* complete:d action or suit by or in the right or Lbe Corporation to procure a judgment in its fovor by reason oftbc fact th t he is or was a director, officer, employee, or agent of the Corporotion or \s or ',Vas serving 11t the n:que t of the . CoqX'lration as a director, off:cer, eJT,ploye-..e. foim:iary or agent of an thcr Corporn:;on, partnership, joint venture, trust or e:1terprise 2g inst expemes (inclu<llni; anorney :ees) acting and reasonably inc1irred by him in connection w1U-1 the defense or senle icn_or :mch 1:u.:tions or sl.lit if he acted in gocxl faith and in a manner he reasonably behevec to

be in the best inten;st of the Corporation; but no imkrnnification shall be made in respect of any claim, issue, or ffiFitlcr ns to which such person has been a.Jjud< ed lo be liable for egligen.ce or miscor.<luct in the perf01mance of his duty to the Cor oratior. unless anG only to the extent that the court in \,,..·hich uch action or suit was brcught dctc1mim:::i t.pon application 1hat, despite the adjudication of liability, but In view of all circumstances of the ease, mch pi;!rson is fairly .and reasonably entitled to indemnification for !1t,1ch Cl\penses which such court deem:, p;opei.

(C) :ndein,11fy a director, otlicer, employee, fiduciary or agent of a corporation to the extent he has been successful on the me-rits in deft:!nse of any action. s.ult, or prt.x..:r:eJing rcfoned to in (A) or (B) of:his Article Xfl m in rl f'tmse nf any dnim, Issue, or nmtter 1herein, against expenses {including attorney foes) actually arid reasonably ir.curred by him i:i conr.ection therewith.

Any indemnification under (A) or {B) of this Article XJ (unless orderr:d by a court) and as distinguished from (C) ofthifi Ar1ide sh J; b mnde by the Corporat1on or:1)' os authorized in the specific case upon a determination that indemnification of the director. officer, employee, fiduciary or agem is proper in the circumstances because *he* has me1 tht> applicable standa d of rnt1duct si:.t forlh in (A) or (B) ubov(!. Such d em1irmlior, shall be made by the Board af Directors by a mnjority vote of a quorum <:onsistiog of directors who were not paities to such ct.ction, suit., ur µrncccJing, or, 1fsuc}-; ri quorum is not obtainable or. ev n if obtainable, if a quorum of disinteres1ed dlrectors so di rec; . by independent legal councel in a wr:tten opinion, or by the shareholders.

Expenses (i11clwJir1 attorr1 y fol!!)) im::urn:tl b Jefr.nding a r.:.ivil ur criminal action. 5uiL or proceeding may be paid by the Corporation in 2ch,m1ce of the final disposition of such action, suit, or proceeding upon receipt of an W"Jdertakbg by or on behalf of the dircc!GL officer, employt:e, fiduciary or agent to repay amount kss it is ultimately determined Lhat he is entitled to be inde:-nnHied by the Corporation lj5 authorized in thi.'i Artidc XL

The indemnification provided by this Article X.1 sha\! not be deemed exclusive of any other rights to -.yhJCh those indemnified *may* be cntitk:d under any by-hiw, Qgrc.crncnt, vote of shareholder.; or disinterested directors, or otherwise) and any pror.:t:.Uure provided for by any of the foregoing, botJ1 as action in his official capacity and as to nrtion i_n another capacity while holding: such office, a.nd shuH continue as to 3. persot who has cease<l to be a director, officer, employee, fiduciary or agent and shall inure to the benefit ofhc:irs, ex-ecmors, llild administrato:-s ofsuctt a pinwn.

The Corporntion may purchase and maintuin insurn.ncc on behalf of any person who is or was a director. officer, employee,. fidudnry or agent of the Corporation or who is or \v11s s-erving ar. rhe r quest of the Corporation t:1:s a <lirecH)r. officer. empl(})'CC, fiduci.::iry or agent of another corporation, partnership, joint venture, ilUSl, or other enlerprise agl'lin.st imy liobi.1ity n serteC ngainst him and incurred by him in any such capacity oi ari ing oul of status as such, whether or not the Corporation would have the p-0\Ver to indemnify him agaln_-:;-t such liability unde:- prov,siom: o[thls Artide XL

ARTICLE X!I
TRANSACTIONS WTI'H INTERESTED 'PARTIES

No cont:-act of other tramaction between the Cozporation and one (I) or more ofirs d:reci.ur:s ur any aLhcr Corporntion, finn, association, or entity in which one- (1) or more ofits direc:orn are

directors or oflicer:s ur are financial interested shall be either vmd or voided soieJv because of such relationship or interest, or sokly because such directors arc yreser;t at the m ebng of the board af directors or a committee thereof which authorizes, approves, or ratifies such c.ontract *or* trnnsactiun, or solely because their votes nre r.ounted for such -purposes if:

(A) The fact of such rela1ionshjp or interest i:. disdosc<l or known to the Board of Din::c.tors or committee that ault1orizes, ar1woves, or ratifies the contract or transaction by vote or consent sufficient for the purpose ,vitho,il counting the votes or consents of such i.r.tctcst directon.

(B) The fact of cinch rek.ti onship or interest *is* disch,sed or known to the sharl!:holclrrs entitled to vote and they EJ.uthoriz:e, apprvvc, nr ratify contract or transaction by vote er writ1cn consent;. or

(C) The contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum, a.s herein previously defined, at a meeting oftl1e Board of Directors or a. committee thereof that amhorlzes, approves or ratifies such co:itr-.ict or tni.11..'mction.

ARTTCLEXTH
VOTING OF SHAREHOLDERS

Ex.cept a.s may be mherwb:e required by law. if quorum is present, the affirmative vote *o[a* majority of the outxtanciing s-hi:ire.'- represenleri *at* the me:din,c: ,md e:ntil-leci le vole therenn, *or* of any class or series, shall be the act of the shareholders 0:1 all matters except the elec1ion of directors. Directors shall be elected by plurality vote.

ARTICLE XIV
L!ARILIT!RS OF DIRECT0RS

To111;:. maximum extent permitted by law, no director of the Corporation sha11 be personally liable for money damages to the Corperation or any of its stockholders for money damages fo: breach offiduciury duty fill a director.

ARTICLE XV
INCORPORATOH

The: natnc and ddress of the incorporntor is a.s follows:

Mark Rentschler
17 State Street, 39111 Floor
New York, *KY* 1000f

TN WITNESS WHEREOF, the incorporator has executed this Certificate on December 10, 2007.

,:·:·'<;t;'.:e-c;;: 2,--·"-""

Mark Rents<. h!er